Exhibit 99.1

6721 Columbia Gateway Drive • Columbia • Maryland • 21046 • U.S.A.

Telephone: 443.539.5008 • Fax: 410.312.2705 • Internet: info@integ.com • Web: http://www.integ.com

Integral Systems Retains Financial Advisor

COLUMBIA, Md., January 13, 2011 – Integral Systems, Inc., (NASDAQ: ISYS) (“Company”) announced today that the Company is considering strategic alternatives to enhance shareholder value, including acquisitions, mergers, sale of the Company or other transactions. To ensure shareholder value is maximized, the Company has retained Stone Key Partners LLC as its financial advisor. Integral Systems’ Board of Directors, after the consideration of the Company’s strategic alternatives, may determine that none of these alternatives are appropriate at this time. Therefore, it should not be inferred that this process will result in any specific transaction. Integral Systems does not intend to disclose further developments during this process, unless and until its Board of Directors approves a specific transaction or otherwise concludes the review of strategic alternatives.

ABOUT INTEGRAL SYSTEMS

Integral Systems, Inc., of Columbia, Md., applies more than 25 years experience to provide integrated technology solutions for satellite communications-interfaced systems. Customers have relied on the Integral Systems family of companies (Integral Systems, Inc., Integral Systems Europe, Lumistar, Inc., Newpoint Technologies, Inc., RT Logic and SAT Corporation) to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the U.S. Air Force, NASA, NOAA and nearly every satellite operator in the world. For more information, visit www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved, and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government and the results of any governmental agency audit, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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Company Contact: Andrew Miller Vice President, External Communications Integral Systems, Inc. Phone: 443.539.5124 amiller@integ.com	Investor Relations Contact: Kathryn Herr Vice President, Marketing & Communications Integral Systems, Inc. Phone: 443.539.5118 kherr@integ.com

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